Exhibit 10.1

Piper Sandler Companies 800 Nicollet Mall, Suite 900, Minneapolis, MN 55402-7020 612 303-6000 | 800 333-6000 | Fax: 612 303-1772

April 18, 2022

Brian R. Sterling

Dear Brian,

Reference is made to the Transition Services Agreement, dated December 31, 2020, as amended on January 10, 2022 (the "Transition Services Agreement"), pursuant to which you have been acting in an advisory capacity to transition client engagements following your employment with Piper Sandler & Co. (the "Company"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Offer Letter.

In recognition that the final Covered Transaction has closed, the Company and you hereby agree to terminate the Transition Services Agreement effective April 29, 2022, upon which date your services under the Termination Services Agreement shall cease.

In addition, in accordance with Section 2 of the Transition Services Agreement, the Company and you hereby mutually agree upon a payment to you for your services under the Transition Services Agreement of $2,000,000, which has been determined based upon the fees received by the Company with respect to the Covered Transaction. This fee will be paid to you within five business days of the date hereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning this letter to Piper Sandler.

Very truly yours,

PIPER SANDLER & CO.
By: /s/ Chad R. Abraham
Name: Chad R. Abraham
Title: Chairman and CEO

Accepted and agreed:
By: /s/ Brian R. Sterling
Name: Brian R. Sterling
Date: April 18, 2022